BRF S.A.
A Public Held Company
CNPJ 01.838.723/0001-27
NIRE 42.300.034.240
CVM 16269-2

Announcement to the Market

BRF S.A. (“BRF” or "Company") (BM&FBovespa: BRFS3; NYSE: BRFS), pursuant to the CVM Instruction 358, of January 3, 2002, continuing the announcement to the market published on August 18, 2017, announces that it has received notice from Standard Life Aberdeen PLC (“Notice” e “Aberdeen”, respectively), according to the powers granted by companies from Aberdeen economic group (“Aberdeen Group”), in the name of some investment funds and portfolios (“Portfolios”), amending that on August, 14 2017, due the merger between Aberdeen Asset Management PLC and Standard Life PLC, the Standard Life PLC was renamed Standard Life Aberdeen PLC as of that date and Aberdeen Asset Management PLC became a wholly-owned subsidiary of Standard Life Aberdeen PLC.

The original of the Notification is filed at the Company’s headquarters.

São Paulo, September 05, 2017.

Pedro de Andrade Faria
Global Chief Executive, Financial and Investor Relations Officer

17 de Agosto de 2017.

À
**BRF SA**
**R Hungria, 1400 - 5 Andar,**
**Fazen,**
**São Paulo - SP**
**01.455-000**
At.: Diretor de Relações com Investidores

Ref.: Aberdeen Asset Management PLC – Evento Corporativo

Prezados Senhores,

**Aberdeen Asset Management PLC**, vem, em nome de fundos de investimento e carteiras ("Carteiras") sob gestão de empresas integrantes de seu grupo econômico que atualmente possuem participações em ações emitidas pela **BRF S.A.** ("Companhia"), informar a ocorrência da fusão entre Aberdeen Asset Management PLC e Standard Life plc em 14 de Agosto de 2017, passando a Standard Life plc a denominar-se, a partir daquela data, Standard Life Aberdeen plc. Aberdeen Asset Management PLC tornou-se uma subsidiária integral da Standard Life Aberdeen plc.

As participações societárias detidas pelas Carteiras alcançaram, de forma agregada, na data acima mencionada, 41.421.259 ações ordinárias, e/ou outros valores mobiliários e instrumentos derivativos lastreados em tais ações, somando aproximadamente 5,09% (cinco ponto zero nove por cento) do total de ações ordinárias emitidas pela Companhia;

Dessa forma, novas comunicações relacionadas aos investimentos realizados pelas Carteiras junto à Companhia serão realizadas pela Standard Life Aberdeen plc ou por outras empresas do grupo econômico que venham a ser designadas para tanto.

Permanecemos à disposição para quaisquer esclarecimentos adicionais ou comentários necessários.

Atenciosamente,

August 17, 2017.

To
**BRF SA**
**R Hungria, 1400 - 5 Andar,**
**Fazen,**
**São Paulo - SP**
**01.455-000**
Attn.: Investor Relations Officer

Ref.: Aberdeen Asset Management PLC – Corporate Event

Dear Sirs,

**Aberdeen Asset Management PLC**, in the name of some investment funds and portfolios ("Portfolios") under management of companies of its economic group which currently hold shares issued by **BRF S.A.** (the "Company"), inform that on August 14 2017 a merger between Aberdeen Asset Management PLC and Standard Life plc has taken place, and Standard Life plc was renamed Standard Life Aberdeen plc as of that date. Aberdeen Asset Management PLC became a wholly-owned subsidiary of Standard Life Aberdeen plc.

Portfolios' aggregated equity holdings reached, on the date above mentioned, 41,421,259 ordinary shares and/or other securities and derivatives referred in such shares totaling approximately 5.09% (five point zero nine percent) of the total ordinary shares issued by the Company;

Therefore, any new communication related to investments effected by the Portfolios in the Company will be provided by Standard Life Aberdeen plc or by any other entity within the economic group to whom such powers may be granted.

Please do not hesitate to contact us if any clarification is needed on the above.

Yours faithfully,

**Standard Life Aberdeen PLC**
p. Robert Haggerty
Email: robert.haggerty@aberdeenstandard.com
Fax: +44 (0)1224 4042399